EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings for the First Quarter of 2009, Up 5% From the First Quarter of 2008

MCLEAN, Va., April 23, 2009 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended March 31, 2009 was $526 thousand compared to $501 thousand during the quarter ended March 31, 2008.

Our earnings are up despite three serious headwinds:

First and by far the most serious is the decline in interest rates. The nature of our business is to have a lot of our loans based on a spread over prime. We have no control over the prime rate. The big banks now march in lockstep on the prime rate keeping it at 300 basis points over the federal funds rate. That wasn't always the case, but it is now.

We have $19.3 million in SBA loans with an average yield of 2.38% over prime as of the end of the first quarter. In addition, as of the end of the first quarter we had $119.7 million in other loans based on a spread over prime with an average yield of 4.89%.

The daily average prime rate during the first quarter of 2008 was 6.21% compared to 3.25% during the first quarter of 2009. The SBA doesn't allow banks to establish floors on SBA loans. On our non-SBA loans floating over prime we have been establishing rate floors ranging from 6 1/2% to 7 1/2% as the loans mature or roll over. This will take some time but it will ultimately improve the weighted average yield on our loan portfolio.

On the liability side of the balance sheet, the critical question for a medium-sized bank is how quickly you can bring your deposit costs down. We've brought the rates down as much as we can on money market accounts, savings accounts and customer repurchase agreements. Certificates of deposits (CDs) roll only as they mature. Several months ago we had a problem in that three banks in our marketplace were paying unreasonably high rates. All three of those banks have now been acquired and are no longer paying aberrant rates. As a consequence, we saw substantial improvements during the first quarter of 2009. We had previously issued CDs mature during the first quarter in an amount of $72.1 million (of which $55.3 million were brokered) with a weighted average rate of 3.20%. During the quarter we issued $63.6 million in new CDs (none of which were brokered) at an average rate of 1.59%. A small part of that favorably impacted the first quarter. Much more of it will impact the second and future quarters.

In summary, unless the Federal Reserve figures out how to lower the prime rate even more, this headwind should have blown itself out and it should turn into a modest tailwind.

The second headwind has not blown itself out. Our FDIC insurance assessment during the first quarter of 2008 was $49 thousand compared to $116 thousand during the first quarter of 2009. Moreover, the rate is expected to rise during the second quarter. Several weeks ago the FDIC announced that it planned a special assessment of 20 basis points on all deposits on September 30, 2009. For Sonabank that's $600 thousand and we haven't done anything wrong. They have since backed down from that position but some special assessment is still probable later this year.

The third headwind is less problematic to Sonabank but is ironically indicative of the interconnected problems with accounting we talked about in our March 12th shareholder letter. We are members in the Federal Home Loan Bank System. One of the terms of our membership is that we must own stock in the Federal Home Loan Bank of Atlanta. It's not optional. We normally receive dividends on our stock in the Federal Home Loan Bank of Atlanta. In the first quarter of 2008 we received dividends of $31 thousand. In the first quarter of 2009 we received none at all as a result of the FHLB of Atlanta having to take an other than temporary impairment (OTTI) charge on its holding of private label mortgage securities.

Primarily as a consequence of these headwinds, our efficiency ratio has deteriorated from 69.04% for the quarter ended March 31, 2008, to 73.06% for the quarter ended March 31, 2009.

Finally, we sent a Shareholder Letter on March 12th which described the four elements which wrecked our financial system. The second of those elements was the accounting for securities on a "fair value" basis. We argued in that letter that the assets were toxic simply because they were securities rather than loans. The Financial Accounting Standards Board (FASB) made very significant changes on April 2, 2009. In essence, when securities are expected to yield less than the contractually obligated amounts, FASB is now saying that losses which are analogous to credit losses will be reflected in income and other losses will be reflected in other comprehensive income (OCI). This is substantially different from the way it used to be and it's beneficial. We believe this change is more important to the banking system than the TALF, the TARP, the PPIP and all of the other alphabet soup programs put together. To illustrate why, let's go back to our March 12, 2009 newsletter. (It is also available on our website at sonabank.com.) The PPIP is designed to buy AAA rated commercial and residential mortgage backed securities. The example in our shareholder letter was GMS 2005-GGS AABA. It is and was a security rated triple A by all three agencies. Please read our shareholder letter. On pure economics alone it would be hard to justify selling it to the PPIP at anything less than par.

Very few of the commentators seem to have read the Treasury white paper on the PPIP. The white paper talks about the legacy securities portfolio in terms of the insurance companies and other non-bank institutions. It talks about the legacy loan portfolio in terms of the banks.

Net interest income before the provision for loan losses was $3 million for the first quarter of 2009, compared to $2.9 million for the first quarter of 2008. The provision for loan losses in the first quarter of 2009 was $480 thousand compared to $140 thousand during the same quarter last year. Net charge offs during the quarter ended March 31, 2009 were $238 thousand compared to $73 thousand during the same quarter last year. Almost all of the charge offs were related to residential real estate.

Net interest income after provision for loan losses was $2.6 million for the first quarter of 2009, compared to $2.8 million for the first quarter of 2008. The net interest margin was 3.12% in the quarter ended March 31, 2009, compared to 3.31% in the quarter ended March 31, 2008. The decline in the net interest margin was largely attributable to the prime rate cuts discussed above. We believe, for the reasons outlined above, that the first quarter could represent the trough in our net interest margin.

Noninterest income was $594 thousand during the first quarter of 2009, compared to $121 thousand during the same quarter of 2008. Noninterest income for the first quarter of 2009 included gain on securities of $223 thousand and gain on other real estate owned of $87 thousand, while noninterest income for the same period last year included a net loss on other real estate owned of $175 thousand.

Noninterest expense was $2.4 million for the first quarter of 2009 compared to $2.2 million for the first quarter of 2008.

Total assets of Southern National Bancorp of Virginia were $428.0 million as of March 31, 2009 down from $431.9 million as of December 31, 2008. Net loans receivable grew 5% from $298.0 million at the end of 2008 to $313.8 million at March 31, 2009. Loan originations for the quarter ended March 31, 2009 totaled $21.0 million.

Southern National Bancorp of Virginia's allowance for loan losses was $4.5 million at March 31, 2009 compared to $4.2 million at December 31, 2008 and as a percentage of total loans at March 31, 2009 and December 31, 2008 was 1.40%.

Loan Portfolio

The composition of our loan portfolio consists of the following at March 31, 2009 and December 31, 2008:

                                                 March 31,    Dec 31,
                                                   2009        2008
                                                 ---------  ----------
 Mortgage loans on real estate:
  Commercial                                     $ 114,420   $ 104,866
  Construction loans to residential builders         4,417       4,752
  Other construction and land loans                 43,806      51,836
  Residential 1-4 family                            65,502      60,376
  Multi- family residential                          7,514       5,581
  Home equity lines of credit                       12,239      11,509
                                                 ---------  ----------
   Total real estate loans                         247,898     238,920

 Commercial loans                                   67,509      60,820
 Consumer loans                                      3,425       3,074
                                                 ---------  ----------
   Gross loans                                     318,832     302,814

 Less unearned income on loans                        (539)       (548)
                                                 ---------  ----------
 Loans, net of unearned income                   $ 318,293   $ 302,266
                                                 =========  ==========

The largest growth segments were commercial real estate and commercial loans.

Nonperforming assets increased slightly by $19 thousand to $4.7 million at March 31, 2009. We have internal loan review and a loan committee which provide on-going monitoring to identify and address issues with problem loans. We believe the allowance for loan losses is sufficient to cover probable incurred credit losses at March 31, 2009.

At the end of last quarter we reported that Sonabank had one residential property in OREO and one for which foreclosure was pending. The one property in OREO at year end has been sold at a small profit. We have foreclosed on the property which was pending and are actively marketing it.

The bulk of our OREO balance continues to be comprised of one property, which contains 33 finished 2 to 4 acre lots in Culpeper. We took a deed in lieu of foreclosure in June 2007. There are no new developments on that property. It is worth noting that those lots were originally under contract to a very large regional builder for $230,000 per lot. We have written them down to approximately 42% of that level based on new market data.

The Securities Portfolio

Investment securities, available for sale and held to maturity, were $65.6 million at March 31, 2009 compared to $75.0 million at December 31, 2008.

At March 31, 2009 the securities portfolio (held to maturity and available for sale) was comprised of the following:

 * $42.4 million of FNMA and FHLMC mortgage-backed securities. Since the conservatorship, these securities carry the full faith and credit of the U.S. Government. As of March 31, 2009, the fair market value of these securities was $43.5 million.

 * As of March 31, 2009 we owned pooled trust preferred securities broken down as follows:

                  Ratings                                    Estimated
               When Purchased  Current Ratings  Par    Book    Fair
    Security   Moody's  Fitch  Moody's  Fitch  Value   Value   Value
 ---------------------------------------------------------------------
                                                   (in thousands)
 ALESCO VII  A1B    Aaa   AAA      A3    AA  $ 8,863  $ 7,845  $ 2,926
 MMCF II B           A3   AA-    Baa2   BBB      612      559      288
 MMCF III B          A3    A-    Baa3    B       720      702      339
 TPREF FUNDING ll    A1    A-    Caa3    CC    1,500    1,297      314
 ALESCO V C1         A2    A       Ca    CC    2,000    1,678      414
 ALESCO XV C1        A3    A-      Ca    CC    3,000    1,983      467
 ALESCO XVI  C       A3    A-      Ca    CC    2,000    1,521      305
 TRAP 2007-XII C1    A3    A       Ca    CC    2,000    1,405      349
 TRAP 2007-XIII D    NR    A-      NR    C     2,000    1,369      498
 MMC FUNDING XVlll   A3    A-      Ca    C     1,014      750      139
                                             -------------------------
                                             $23,709  $19,109  $ 6,039
                                             =========================

   All but one of the trust preferred securities owned by Sonabank continue to pay principal and interest in accordance with the contractual terms of the securities. MMC Funding XVIII reported new deferrals which caused a failure in the Class A/B Principal
   Coverage Test in the fourth quarter of 2008.  When this happens the cash flows to the lower classes are temporarily suspended and used to pay down the principal of the senior classes in order to restore the over-collateralization levels of the senior classes.
   The bonds will continue to accrue interest, but it will be capitalized rather than paid in cash, also known as payment in kind.  Interest will be earned on the capitalized interest. Once the senior class coverage test is satisfied, the lower classes will begin to receive current interest as well as capitalized interest. Accordingly, we did not receive the interest payment on
   MMC Funding XVIII in December 2008 since the deferrals are handled as payments in kind.  We did receive a partial interest payment in
   March 2009.

   Management has reviewed the interest and principal coverage of each of the tranches we own. While further deterioration in the entire banking sector is possible, at this time the issues we own are performing and have cushions above the expected defaults or deferrals and are generating cash flows so that it is probable that we will receive contractual cash flows.

 * We also own $2.4 million of the SARM 2005-22 1A2. This CMO is still rated AAA by Standard and Poors but was downgraded to BBB by Fitch during the fourth quarter of 2008. As we reported last quarter this security was originated in 2005. The average FICO score of the underlying loans at origination was 748. As of March 31, 2009, delinquencies of more than 60 days, foreclosures, REO and
   bankruptcies totaled 23.2% compared to 21.5% at December 31, 2008.
   However, credit support is 14.9 compared to 14 when originally issued, which provides coverage of 1.87 times projected losses in the collateral. The fair market value is $1.1 million.

 * We own 80,000 shares of the Freddie Mac perpetual preferred stock
   Series V. We have recorded total OTTI charges on this security of
   $1.976 million. The fair value at March 31, 2009 was $30 thousand.

As noted above, on April 2, 2009 the FASB changed the rules (again) regarding OTTI. If there is any OTTI in our securities going forward the earnings impact will be much less punitive and much more realistic.

Deposits

Total deposits were $302.8 million at March 31, 2009 compared to $309.5 million at December 31, 2008. Noninterest-bearing deposits were $21.5 million at March 31, 2009 and $23.2 million at December 31, 2008.

Stockholders' Equity

Total stockholders' equity increased from $68.8 million as of December 31, 2008 to $69.3 million at March 31, 2009 as a result of the retention of earnings. Tangible stockholders' equity to total tangible assets was 13.83%, and the Tier 1 Risk Based Capital Ratio was 16.67% as of March 31, 2009.

Sonabank's branches are located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton, Leesburg and Clifton Forge. All of our branches are in Virginia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

             Southern National Bancorp of Virginia, Inc.
                          McLean, Virginia
 ---------------------------------------------------------------------

               Condensed Consolidated Balance Sheets
                            (Unaudited)
 ---------------------------------------------------------------------
 (in thousands)
                                                   March 31,   Dec 31,
                                                     2009       2008
                                                   --------   --------
 Assets
 Cash and cash equivalents                         $  4,451   $ 14,762
 Investment securities-available for sale             5,468     15,633
 Investment securities-held to maturity              60,165     59,326
 Stock in Federal Reserve Bank and Federal
  Home Loan Bank                                      4,188      4,041
 Loans receivable, net of unearned income           318,293    302,266
 Allowance for loan losses                           (4,460)    (4,218)
                                                   --------   --------
  Net loans                                         313,833    298,048
 Intangible assets                                   11,672     11,854
 Bank premises and equipment, net                     3,503      3,598
 Bank-owned life insurance                           13,582     13,435

 Other assets                                        11,151     11,227
                                                   --------   --------
  Total assets                                     $428,013   $431,924
                                                   ========   ========

 Liabilities and stockholders' equity
 Noninterest-bearing deposits                      $ 21,511   $ 23,219
 Interest-bearing deposits                          281,334    286,241
 Securities sold under agreements to
  repurchase and other short-term borrowings         23,379     20,890
 Federal Home Loan Bank advances                     30,000     30,000
 Other liabilities                                    2,519      2,798
                                                   --------   --------
  Total liabilities                                 358,743    363,148
 Stockholders' equity                                69,270     68,776
                                                   --------   --------
  Total liabilities and stockholders' equity       $428,013   $431,924
                                                   ========   ========

 ---------------------------------------------------------------------

              Condensed Consolidated Statements of Income
                              (Unaudited)
 ---------------------------------------------------------------------
  (in thousands)

                                                    For the Quarters
                                                      Ended March 31,
                                                     2009       2008
                                                   --------   --------

 Interest and dividend income                      $  5,426   $  6,101
 Interest expense                                     2,380      3,193
                                                   --------   --------
  Net interest income                                 3,046      2,908
 Provision for loan losses                              480        140
                                                   --------   --------
  Net interest income after provision
   for loan losses                                    2,566      2,768
                                                   --------   --------
 Account maintenance and deposit service fees           132        116
 Income from bank-owned life insurance                  148        145
 Gain (loss) on other real estate owned, net             87       (175)
 Gain on securities                                     223         --
 Other                                                    4         35
                                                   --------   --------
  Noninterest income                                    594        121
                                                   --------   --------
 Employee compensation and benefits                   1,063        970
 Premises, furniture and equipment                      508        466
 Other expenses                                         862        776
                                                   --------   --------
  Noninterest expense                                 2,433      2,212
                                                   --------   --------
  Income before income taxes                            727        677
 Income tax expense                                     201        176
                                                   --------   --------
  Net income                                       $    526      $ 501
                                                   ========   ========

 ---------------------------------------------------------------------

                            Financial Highlights
                                (Unaudited)
 ---------------------------------------------------------------------
 (Dollars in thousands except per share data)

                                                For the Quarters Ended
                                                       March 31,
                                                   2009        2008
                                                ----------  ----------

 Per Share Data (1):
 Earnings  per share - Basic                    $     0.08  $     0.07
 Earnings  per share - Diluted                  $     0.08  $     0.07
 Book value per share                           $    10.19  $    10.23
 Tangible book value per share                  $     8.47  $     8.41
 Weighted average shares outstanding - Basic     6,798,547   6,798,547
 Weighted average shares outstanding - Diluted   6,798,547   6,815,266
 Shares outstanding at end of period             6,798,547   6,798,547

 Selected Performance Ratios and Other Data:
 Return on average assets                            0.49%       0.52%
 Return on average equity                            3.08%       2.90%
 Yield on earning assets                             5.57%       6.95%
 Cost of funds                                       2.85%       4.27%
 Cost of funds including non-interest
  bearing deposits                                   2.67%       4.01%
 Net interest margin                                 3.12%       3.31%
 Efficiency ratio (1)                               73.06%      69.04%
 Net charge-offs (recoveries) to average loans       0.08%       0.03%
 Amortization of intangibles                    $      182  $      182

 ---------------------------------------------------------------------

                                                        As of
                                                 March 31,    Dec 31,
                                                   2009        2008
                                                ----------  ----------

 Nonaccrual loans                               $    1,190  $    1,078
 Loans past due 90 days and accruing interest   $       --         135
 Other real estate owned                             3,476       3,434
                                                ----------  ----------
 Total nonperforming assets                     $    4,666  $    4,647
 Allowance for loan losses to total loans            1.40%       1.40%
 Nonperforming assets to allowance
  for loan losses                                  104.62%     110.17%
 Nonperforming assets to total assets                1.09%       1.08%
 Stockholders' equity to total assets               16.18%      15.92%
 Tangible stockholders' equity to total
  tangible assets                                   13.83%      13.55%
 Tier 1 risk-based capital ratio                    16.67%      17.46%
 Intangible assets:
  Goodwill                                      $    8,713  $    8,713
  Core deposit intangible                            2,959       3,141
                                                ----------  ----------
    Total                                       $   11,672  $    11,854

 (1) Excludes gains and write-downs on OREO, gains on sale of loans and net securities gains (losses).

CONTACT: Southern National Bancorp
         R. Roderick Porter, President
         202-464-1130 ext. 2406
         Fax: 202-464-1134
         www.sonabank.com